SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.


                                   FORM U-57/A

                 NOTIFICATION OF FOREIGN UTILITY COMPANY STATUS


                        Filed under Section 33(a) of the

             Public Utility Holding Company Act of 1935, as amended
                                (the "1935 Act")




                                 Encoe Partners

                             -----------------------
                        (Name of Foreign Utility Company)





         Pursuant to instruction number four to Form U-57, Notification of Foreign Utility Company Status, Charter Oak Energy, Inc., a wholly owned subsidiary of Northeast Utilities, on behalf of Encoe Partners, a U.K. Partnership that owns and operates a power generation facility in the United Kingdom, hereby notifies the Securities and Exchange Commission that Encoe Partners no longer requires Foreign Utility Company (FUCO) status with respect to ownership by Northeast Utilities and its subsidiaries. Northeast Utilities and Charter Oak Energy, Inc. sold their direct and indirect interest in Encoe Partners on October 21, 1997 to an unaffiliated party.




                                           Signature


         The undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                                                    /s/ William S. Lamb
                                           By:      William S. Lamb
                                                    LeBoeuf, Lamb, Greene &
                                                      MacRae, L.L.P.
                                                    A Partnership Including
                                                      Professional Corporations
                                                    125 West 55th Street
                                                    New York, NY  10019

                                                    Attorney for Charter Oak
                                                          Energy, Inc.


Date: November 3, 1997